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Exhibit 5.2

August 15, 2002

Oregon Steel Mills, Inc.
1000 S.W. Broadway
Suite 2200
Portland, Oregon 97205

New CF&I, Inc.
1000 S.W. Broadway, Suite 2200
Portland, Oregon 97205

CF&I Steel, L.P.
1000 S.W. Broadway, Suite 2200
Portland, Oregon 97205

Re:	Oregon Steel Mills, Inc.
(Our Reference No. 05394-00190)

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of $305,000,000 aggregate principal amount of 10% First Mortgage Notes due 2009 (the "Notes") made by Oregon Steel Mills, Inc., a Delaware corporation (the "Company") and the related guarantees (the "Guarantees") of each of New CF&I, Inc., a Delaware corporation "New CF&I"), and CF&I Steel, L.P., a Delaware limited partnership ("CF&I," and together with New CF&I, the "Guarantors"), which are to be delivered pursuant to Indenture, dated as of July 15, 2002 (the "Indenture"), among the Company, as Issuer, U.S. Bank National Association, as trustee, and the Guarantors, we have acted as special local counsel to the Company and the Guarantors with respect to the laws of the State of New York.

        As to all factual matters material to the opinions expressed herein, we have (with your permission and without any investigation or independent verification) relied upon, and assumed the accuracy and completeness of the representations, warranties and covenants contained in the Notes, the Guarantees and the Indenture. We have also assumed that the parties to the Notes, the Guarantees and the Indenture will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Notes, the Guarantees and the Indenture.

        In connection with this opinion, we have, with your consent and without investigation or independent verification, assumed the following with respect to the Notes and the Guarantees and the other documents and instruments examined by us: (a) such documents and instruments have been or will be duly authorized, authenticated, executed, delivered and, as appropriate, acknowledged by the parties thereto in the forms examined by us (in particular that the Notes and the Guarantees conform to the forms of Notes and the Guarantees, respectively, under the Indenture, as examined by us) and, except as we opine below with respect to the Company and the Guarantors, constitute or will constitute the legal, valid and binding obligation of such parties, enforceable against such parties in accordance with the terms thereof; (b) all signatures are genuine, all documents and instruments submitted to us as originals are authentic and all documents and instruments submitted to us as photocopies, telecopies or facsimiles or in electronic form conform to the original documents and instruments; (c) the parties to such documents and instruments are and will be duly formed entities and are and will be duly qualified to transact business in all states where such formation and qualification are necessary, and such parties have all necessary power and authority to enter into and perform such documents and instruments; (d) the parties to such documents and instruments are not and will not be subject to any special laws, regulations or other restrictions that are not generally applicable to parties participating in transactions of the type provided for by such documents and instruments and that would affect the validity, binding effect or enforceability of such documents and instruments or the performance by such parties of their obligations thereunder; (e) neither the execution, the delivery nor the performance of such documents and instruments by any party thereto will result in any violation of or be in conflict with or constitute a default under the charter, bylaws or other governing documents of such party, or any other document or instrument to which such party is a party, the consequence of which would affect the validity, binding effect or enforceability of such documents and instruments or the performance by such party of its obligations thereunder; (f) no party to such documents and instruments is or will be in violation of any order, judgment or decree of any court, arbiter or arbitration panel or governmental authority, the consequences of which would affect the validity, binding effect or enforceability of such documents and instruments or the performance by such party of its obligations thereunder; (g) to the extent such documents and instruments are governed by laws other than the State of New York, they are legal, valid and binding and are enforceable in accordance with their terms; and (h) no party to such documents and instruments is a "utility" or subject to regulation under any federal, state or local utility laws, rules, regulations or orders.

        Based solely upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that when the Registration Statement to be filed by the Company with the Securities and Exchange Commission ("SEC") under the Act (the "Registration Statement") has become effective under the Act, and the Notes, together with the Guarantees, have been issued and sold as provided for in the Registration Statement (i) the Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        The opinions expressed herein are limited by, subject to and based upon the following:

        A.    Bankruptcy, etc.    The Notes, the Guarantees and the Indenture may be limited, affected or rendered unenforceable by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other statutes or rules of law affecting creditors' rights generally, including, without limitation, statutes or rules of law that (i) limit the effect of waivers of rights by a debtor, (ii) affect obligations undertaken by a subsidiary entity for the benefit of a parent or other related entity, and (iii) relate to deficiency judgments.

        B.    Equitable Principles and Remedies.    The Notes, the Guarantees and the Indenture are subject to general principles of equity (whether considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and to the discretion of the court before which any proceeding therefor may be brought, and public policy considerations. Certain remedies, waivers and other provisions of the Notes, the Guarantees and the Indenture may be limited, affected or rendered unenforceable by applicable law and judicial decisions; however, such law and decisions should not render the Notes or the Guarantees invalid as a whole or preclude the judicial enforcement of the obligation of the Company and the Guarantors to repay the principal, together with interest thereon, as provided in the Notes and the Guarantees, respectively (to the extent not deemed a penalty). Without limiting the generality of the foregoing, no opinion is expressed herein with respect to (a) provisions in the Notes and the Guarantees that provide for arbitration, provide for penalties or liquidated damages or appoint one party as attorney-in-fact for an adverse party, or (b) any indemnification provision that relieves or would purport to relieve any party from its obligation to mitigate damages or indemnifies or purports to indemnify a party from its own negligence, willful or intentional misconduct, intentional torts or criminal or other unlawful acts, or with respect to criminal penalties or exemplary or punitive damages.

        C.    Statutes of Limitation.    Under applicable law, enforcement of obligations and liabilities may be barred by statutes of limitation at some time after the due date of those obligations and liabilities.

        D.    Tax, Anti-Trust, Local and Securities Laws.    In rendering this opinion we have made no examination of and express no opinion with respect to the characterization of the transactions provided for by the Notes, the Guarantees and the Indenture under federal, state or local tax laws and regulations and the tax liabilities of the parties with respect thereto, as to matters of federal or state anti-trust laws, local laws or as to matters of federal or state securities laws and, for purposes of this opinion, we have assumed that the parties to the Notes, the Guarantees and the Indenture are in compliance with such laws.

        E.    Non-Participation in Negotiations.    We have not participated in negotiation of the Notes, the Guarantees or the Indenture. Our undertaking has been limited to a review of the form and content of the Notes, the Guarantees and the Indenture to the extent we deem appropriate to render the opinion expressed herein. We have not reviewed any other agreement or been informed of any other understanding and we offer no opinion as to the effect of any such other agreement or understanding on the opinions expressed herein.

        F.    Additional Documents and Instruments.    The Notes, the Guarantees and the Indenture make reference to documents and instruments not examined by us in connection with this opinion. The opinion expressed herein is subject to the matters that would be revealed by examination of such documents and instruments.

        G.    Choice of Law and Forum.    We express no opinion as to the enforceability of any choice-of-law or choice of forum or venue provision or consent to jurisdiction contained in the Notes, the Guarantees or the Indenture. For purposes of this opinion, we have assumed that the substantive laws of New York will be applicable to the Notes, the Guarantees and the Indenture and the enforceability thereof, and will govern the other provisions of the Notes, the Guarantees and the Indenture.

        H.    Law Limitation.    The opinions expressed herein are limited to the laws of the State of New York.

        The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including, without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of such Act, or the rules and regulations promulgated by the SEC thereunder.

Very truly yours,

/s/ Holme Roberts & Owen LLP

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Exhibit 5.2